Exhibit 10.68.3

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

THIRD AMENDMENT

TO

RIFAXIMIN

MANUFACTURING AND SUPPLY AGREEMENT

between

SALIX PHARMACEUTICALS, INC.

and

LUPIN LTD.

Dated as of 15 May 2013

This THIRD AMENDMENT TO RIFAXIMIN MANUFACTURING AND SUPPLY AGREEMENT (this “Amendment”), dated as of 15 May 2013 (the “Third Amendment Effective Date”), is made by and between Salix Pharmaceuticals, Inc., a California corporation (“Salix”), and Lupin Ltd., a corporation organized under the laws of India (“Lupin”). Salix and Lupin are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are parties to that certain Rifaximin Manufacturing and Supply Agreement, dated 30 September 2009, as amended by the First Amendment thereto, dated 31 March 2011, and the Second Amendment thereto, dated 22 February 2013 (as so amended, the “Original Agreement”); and

WHEREAS, the Parties wish to amend the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I. DEFINITIONS

Terms used herein and not otherwise defined are used herein with the same meanings given to them in the Original Agreement.

ARTICLE II. AMENDMENT

The Original Agreement is hereby amended, effective as of the Third Amendment Effective Date, as follows:

2.1     Article I of the Original Agreement is hereby amended to add the following additional sections at the end thereof:

1.79     “Alfa” means Alfa Wassermann S.p.A., an Italian company.

1.80     “Alfa Confidential Information” has the meaning set forth in Section 5.8(b).

1.81     “Knowledge” means the good faith understanding of any vice president, any senior vice president, or the president or chief executive officer of a Party of the facts and information then in such individual’s possession after due inquiry.

1.82     “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part (other than with respect to new subject matter that would not otherwise be covered in this Agreement), provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents ((a), (b), (c) and (d)).

1.83     “Salix/Alfa License Agreement” means that certain Amended and Restated License Agreement, dated 6 August 2012, between Alfa and Salix.

1.84     “Salix/Alfa Supply Agreement” means that certain Supply Agreement, dated 24 June 1996, between Alfa and Salix, as amended.

1.85     “Third Party” means any Person other than Lupin, Salix and their respective Affiliates.

1.86     “Third Amendment Effective Date” means 15 May 2013.

2.2     Article II of the Original Agreement is hereby amended to add at the end thereof a new Section 2.25, such new Section to read in its entirety as follows:

2.25     Third Party Agreements. During the Term, Salix shall maintain in full force and effect each of its agreements with Third Parties necessary to ensure that Lupin shall have the right to Manufacture (including process development insofar as it relates to the Manufacturing process) for Salix and supply to Salix Compound that is Manufactured (including process development insofar as it relates to the Manufacturing process) pursuant to the Specifications as in effect from time to time. For the purposes of Section 7.2(b), a breach of this Section 2.25 shall be deemed a material breach of this Agreement.

2.3     Article IV of the Original Agreement is hereby amended to add at the end thereof a new Section 4.3, such new Section to read in its entirety as follows:

4.3     Additional Representations and Warranties of Salix. Salix hereby represents and warrants to Lupin as of the Third Amendment Effective Date as follows:

(a)     The disclosure by Salix to Lupin hereunder of the Specifications, and such other information (including Alfa Confidential Information) as may from time to time be disclosed by Salix to Lupin, in connection with the Manufacture (including process development insofar as it relates to the Manufacturing process) and supply of Compound by Lupin to Salix pursuant hereto, and the use by Lupin of the Specifications and such Salix-supplied information for the purpose of Manufacturing (including process development insofar as it relates to the Manufacturing process) and supplying Compound to Salix as contemplated hereby, will not infringe or misappropriate any Patent or other intellectual property rights of Alfa or, to Salix’s Knowledge, any other Third Party.

(b)     There is no Patent or other intellectual property right of Alfa or, to Salix’s Knowledge, any other Third Party that would be infringed or misappropriated by (i) Lupin’s Manufacture (including process development insofar as it relates to the Manufacturing process) and supply of the Compound to Salix as contemplated hereby or (ii) Salix’s performance of its obligations hereunder.

2.4     Article V of the Original Agreement is hereby amended to add at the end thereof a new Section 5.8, such new Section to read in its entirety as follows:

5.8     Confidentiality, Use and Non-Disclosure Obligations.

(a)     Notwithstanding the provisions of Sections 5.1, 5.2, 5.3, and 5.5, in respect of Alfa Confidential Information the provisions of this Section 5.8, and not the provisions of Sections 5.1, 5.2, 5.3, and 5.5, shall apply.

(b)     At all times during the longer of the term of the Salix/Alfa License Agreement and the term of this

Agreement and for a period of [*] ([*]) years after the longer of the two aforesaid periods, Lupin shall keep secret and confidential, and shall use all reasonable efforts to ensure that the same is kept confidential by its Affiliates, all Confidential Information disclosed to it by Salix and identified by Salix in writing at the time of such disclosure as Alfa Confidential Information (“Alfa Confidential Information”) and shall not use the same for any purpose other than effecting the Manufacture (including process development insofar as it relates to the Manufacturing process) and supply of Compound to Salix under this Agreement, in each case other than as otherwise set forth in Section 5.8(d). Without limiting the foregoing, Lupin agrees that it shall take the same level of measures to protect the confidentiality of Alfa Confidential Information which it takes with respect to its own confidential and proprietary information, but not less than reasonable care.

(c)     Notwithstanding the obligations contained in Section 5.8(b), Alfa Confidential Information shall not include any information that:

(i)     shall be in the public domain prior to disclosure to Lupin, or shall enter the public domain after the Third Amendment Effective Date otherwise than by reason of the fault, negligence or wrongful act of Lupin;

(ii)     Lupin can show was in its possession free of any obligation of confidentiality prior to the date of receipt or was independently developed by employees of Lupin without reference to the information disclosed by Salix; or

(iii)     is subsequently received by Lupin from a third party (not including Alfa) who is not bound by any obligation of confidentiality with respect to said information;

Specific aspects or details of Alfa Confidential Information shall not be deemed to be within the public domain or in the possession of Lupin merely because the Alfa Confidential Information is embraced by more general information in the public domain or in the possession of Lupin. Further, any combination of Alfa Confidential Information shall not be considered in the public domain or in the possession of Lupin merely because individual elements of such Alfa Confidential Information are in the public domain or in the possession of Lupin unless the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC combination and its principles are in the public domain or in the possession of Lupin.

(d)     Lupin may disclose Alfa Confidential Information to the extent that such disclosure is:

(i)     Made pursuant to a valid and effective subpoena or order issued by a court of competent jurisdiction or other legal process or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of Lupin’s legal counsel, such disclosure is otherwise required by law, provided that it shall (A) immediately notify Salix that it is subject to such legally required disclosure, (B) consult with Salix on the advisability of taking legally available steps to resist or narrow such compelled disclosure, (C) reasonably assist Salix, at its request, in its efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded to the Alfa Confidential Information, to the extent such assistance is commercially reasonable, and (D) limit disclosure to the information that its legal counsel advises must be disclosed to comply with the legal requirement.

(ii)     Made pursuant to Section 2.24.

(e)     Lupin acknowledges and agrees that Salix has represented to Lupin that Alfa Confidential Information constitutes unique and valuable trade secrets and that the unauthorized disclosure or use of Alfa Confidential Information would result in irreparable harm to Salix and Alfa for which monetary damages would be inadequate. Accordingly, Lupin agree that in the event of any breach or threatened breach of this Section 5.8, Salix shall be entitled to obtain injunctive or other equitable relief from any court of competent jurisdiction in addition to all other remedies available to it, and Lupin shall not claim as a defense thereto that Salix has an adequate remedy at law. In any such action for injunctive or equitable relief, Salix shall not be required to post a bond or other security. The Parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, over any legal action brought under this Section 5.8.

2.5     Clause (c) of Section 7.2 of the Original Agreement is hereby deleted in its entirety and replaced with new clause (c), such new clause (c) to read in its entirety as follows:

(c)     any Third Party Claim made by any Person that (i) the disclosure by Salix of the Specifications and such information (including Alfa Confidential Information) as Salix may from time to time disclose to Lupin hereunder and the use of the Specifications or any such Salix-supplied information by Lupin for purposes of Manufacturing (including process development insofar as it relates to the Manufacturing process) and supplying Compound to Salix as contemplated hereby or (ii) the Manufacture (including process development insofar as it relates to the Manufacturing process) and supply of the Compound by Lupin to Salix as contemplated hereby in either case ((i) or (ii) infringes, misappropriates or otherwise violates the Patent, trademark or other intellectual property rights of such Person,

ARTICLE III.         MISCELLANEOUS

3.1     Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party as of the Third Amendment Effective Date as follows:

(a)     Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Amendment and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Amendment and the performance of its obligations hereunder. This Amendment has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

(b)     All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Amendment and the performance of its obligations hereunder and under the Original Agreement as amended hereby have been obtained.

(c)     The execution and delivery of this Amendment and the performance of such Party’s obligations hereunder and under the Original Agreement as amended hereby (i) do not and will not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws, limited partnership agreement or other similar documents of such Party and (ii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any court or administrative order or any contractual obligation by which such Party is bound, including, with respect to Salix, any of its agreements with Alfa, including the Salix/Alfa License Agreement and the Salix/Alfa Supply Agreement.

(d)     Neither such Party nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or listed on either Excluded List.

(e)     Neither such Party nor any of its Affiliates will use in any capacity, in connection with the services to be performed under the Original Agreement as amended hereby, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section, or listed on either Excluded List.

(f)     Each Party will inform the other Party in writing immediately if it or any Person who is performing services under the Original Agreement as amended hereby is debarred or is the subject of a conviction described in Section 306 of the FFDCA or listed on either Excluded List, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction under Section 306 of the FFDCA, or listing on either Excluded List, of such Party or any Person performing services under the Original Agreement as amended hereby.

3.2     Entire Agreement.

(a)     This Amendment sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.

(b)     The Original Agreement, as amended pursuant to the terms of this Amendment, shall continue in full force and effect.

3.3     Counterparts; Facsimile Execution. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed original counterpart of such signature page.

3.4     English Language. This Amendment shall be written and executed in, and all other communications under or in connection with this Amendment shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to be effective as of the Third Amendment Effective Date.

SALIX PHARMACEUTICALS, INC.	LUPIN LTD.

By: /s/ Rick Scruggs	By: /s/ Nilesh Gupta

Name: Rick Scruggs	Name: Nilesh Gupta

Title: EVP of Business Development	Title: Group President

[Signature page to Third Amendment to Rifaximin Manufacturing and Supply Agreement]